Exhibit 99.1

Mercantile Bank Corporation Announces Strong First Quarter 2021 Results

Continued strength in mortgage banking income and asset quality metrics, along with solid core commercial loan growth, highlight quarter

GRAND RAPIDS, Mich., April 20, 2021 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $14.2 million, or $0.87 per diluted share, for the first quarter of 2021, compared with net income of $10.7 million, or $0.65 per diluted share, for the respective prior-year period.

“We are very pleased to begin 2021 with a quarter of robust financial performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong financial results include ongoing strength in mortgage banking income, sound asset quality, solid growth in core commercial loans, and managed overhead costs. The extraordinary efforts of the Mercantile team have allowed us to successfully and consistently meet our customers’ banking needs during this continuing period of uncertainty stemming from the COVID-19 pandemic.”

First quarter highlights include:

●	Robust earnings and capital position
●	Strong mortgage banking income
●	Sustained strength in asset quality metrics
●	Annualized net core commercial loan growth of nearly 14 percent
●	Continued strength in commercial loan and residential mortgage loan pipelines
●	Paycheck Protection Program round two loan fundings of $203 million
●	Additional local deposit growth

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $43.0 million during the first quarter of 2021, up $6.1 million, or 16.6 percent, from the prior-year first quarter. Net interest income during the first three months of 2021 was $29.5 million, down from $30.3 million during the respective 2020 period due to a lower net interest margin, which more than offset the positive impact of earning asset growth. Noninterest income totaled $13.5 million during the first quarter of 2021, up $6.9 million from the first quarter of 2020, primarily due to increased mortgage banking income. The net interest margin was 2.77 percent in the first quarter of 2021, compared to 3.00 percent in the fourth quarter of 2020 and 3.63 percent in the first quarter of 2020. The decreased net interest margin resulted from the lower interest rate environment and substantial levels of excess liquidity.

The yield on average earning assets was 3.26 percent during the first quarter of 2021, down from 3.55 percent during the fourth quarter of 2020, mainly due to a decreased yield on commercial loans, which equaled 4.07 percent and 4.41 percent in the respective periods. The decreased yield on commercial loans primarily reflected reduced Paycheck Protection Program net fee accretion stemming from a lower level of forgiveness activity.

The cost of funds declined from 0.55 percent during the fourth quarter of 2020 to 0.49 percent during the first quarter of 2021, mainly due to lower rates paid on renewed time deposits, reflecting the declining interest rate environment, and a change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources.

The yield on average earning assets declined from 4.54 percent during the first three months of 2020 to 3.26 percent during the respective 2021 period, primarily resulting from decreased yields on commercial loans, securities and interest-earning deposits, along with a change in earning asset mix. The decreased yield on commercial loans primarily reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly lowering the targeted federal funds rate by a total of 150 basis points during March of 2020. The lower yield on securities mainly reflected decreased accelerated discount accretion on called U.S. Government agency bonds and lower yields on newly purchased bonds, reflecting the declining interest rate environment. Accelerated discount accretion totaled less than $0.1 million during the first three months of 2021, compared to $1.8 million during the respective 2020 period. The reduced yield on interest-earning deposits resulted from the decreased interest rate environment.

A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment and persisted during the remainder of 2020 and the first three months of 2021, negatively impacted the yield on average earning assets and the net interest margin by 44 basis points and 37 basis points, respectively, during the first quarter of 2021. The excess funds, consisting primarily of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of federal government stimulus programs as well as lower business and consumer investing and spending.

The cost of funds decreased from 0.91 percent during the first quarter of 2020 to 0.49 percent during the current-year first quarter, primarily due to lower rates paid on local deposit accounts and borrowings, reflecting the declining interest rate environment. A change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, also contributed to the decrease in the cost of funds.

Mercantile recorded loan loss provision expense of $0.3 million during the first quarter of 2021, compared to $0.8 million during the prior-year first quarter. The provision expense recorded during both periods primarily reflected net loan growth. The recording of net loan recoveries in both periods reduced the required provision amounts.

Noninterest income during the first quarter of 2021 was $13.5 million, up $6.9 million, or approximately 106 percent, from the prior-year first quarter. The improved level of noninterest income mainly resulted from increased mortgage banking income stemming from a substantial upturn in refinance activity driven by a decrease in residential mortgage loan interest rates, an increase in purchase activity, and the ongoing success of strategic initiatives that were implemented to gain market share. Fee income generated from an interest rate swap program that was introduced during the fourth quarter of 2020 and growth in credit and debit card income also contributed to the increased level of noninterest income. The interest rate swap program provides certain commercial borrowers with a longer-term fixed-rate option and assists Mercantile in managing associated longer-term interest rate risk.

Noninterest expense totaled $25.1 million during the first quarter of 2021, compared to $22.9 million during the first quarter of 2020. Overhead costs during the first three months of 2021 included write-downs of former branch facilities totaling $0.5 million. Excluding these transactions, noninterest expense increased $1.6 million, or 7.1 percent, during the first quarter of 2021 compared to the respective 2020 period. The higher level of expense primarily resulted from increased compensation costs, mainly depicting higher residential mortgage lender commissions and related incentives, annual employee merit pay increases, increased health insurance costs, and a bonus accrual. The higher level of commissions and associated incentives primarily reflected the significant increase in residential mortgage loan originations during the first quarter of 2021, which were up nearly 85 percent compared to the respective 2020 period.

Mr. Kaminski commented, “The continuing success of strategic initiatives that were implemented to increase market penetration, combined with a strong level of residential mortgage loan production, provided for another quarter of robust mortgage banking income. Refinance activity remained at a high level during the first quarter due to the ongoing low interest rate environment. Although we expect refinance activity to decline in future periods as a result of a reduction in the number of borrowers eligible to refinance from an economic benefit standpoint and the recent uptick in residential mortgage loan interest rates, we believe solid mortgage banking income can be recorded in future periods based on the current pipeline and application volume, along with our recent lender hires and new office openings. As evidenced by the introduction of a fee-producing interest rate swap program, we remain focused on expanding our noninterest income revenue streams. We are pleased with the improvement in credit and debit card income, which surpassed pre-pandemic levels. Controlling overhead costs remains a vital component of our growth initiatives, and we continue to review our product delivery channels, treasury management solutions, and branch network to identify opportunities to operate more efficiently.”

Balance Sheet

As of March 31, 2021, total assets were $4.71 billion, up $273 million, or 6.2 percent, from December 31, 2020. Total loans increased $171 million during the first quarter of 2021, reflecting net growth in Paycheck Protection Program loans of $89.3 million and core commercial loans of $83.9 million. Commercial lines of credit remained relatively steady during the last nine months after having declined $109 million during the second quarter of 2020 largely due to the impacts of the COVID-19 pandemic environment and federal government stimulus programs. As of March 31, 2021, unfunded commitments on commercial construction and development loans totaled approximately $135 million, which are expected to be largely funded over the next 12 to 18 months. Interest-earning deposits increased $33.7 million during the first three months of 2021, primarily reflecting ongoing local deposit growth, which outpaced loan growth and an expanded securities portfolio.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “Although our lending team spent considerable time helping loan customers obtain funds under round two of the Paycheck Protection Program while also assisting round one loan recipients to gather and submit required information to the Small Business Administration for loan forgiveness determinations during the first quarter, we remained focused on meeting the customary needs of our existing clients and identifying and attracting new customer relationships. We are very pleased with the level of net core commercial loan growth during the quarter, along with the continuing strength of our commercial loan and residential mortgage loan pipelines.”

Excluding Paycheck Protection Program loan balances, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of March 31, 2021, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at March 31, 2021, were $3.64 billion, up $233 million, or 6.8 percent, from December 31, 2020. Local deposits were up $249 million during the first three months of 2021, while brokered deposits were down $16.0 million. The growth in local deposits, which occurred despite typical and expected seasonal business deposit withdrawals used for bonus and tax payments, mainly reflected federal government stimulus payments and reduced business and consumer investing and spending, along with Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of March 31, 2021. Wholesale funds were $425 million, or approximately 10 percent of total funds, as of March 31, 2021, compared to $441 million, or approximately 11 percent of total funds, as of December 31, 2020.

Asset Quality

Nonperforming assets at March 31, 2021, were $3.2 million, or 0.1 percent of total assets, compared to $4.1 million, or 0.1 percent of total assets, at December 31, 2020, and $3.7 million, or 0.1 percent of total assets, at March 31, 2020. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume during the first three months of 2021. During the first quarter of 2021, loan charge-offs totaled $0.1 million, while recoveries of prior period loan charge-offs equaled $0.5 million, providing for net loan recoveries of $0.4 million, or an annualized 0.05 percent of average total loans.

Mr. Reitsma commented, “As evidenced by continuing low levels of past due loans and nonperforming assets, our asset quality has remained strong during the COVID-19 pandemic. The ongoing strength in our asset quality metrics depicts our commitment to sound underwriting and the effectiveness of our commercial borrowers’ management teams in meeting the challenges presented by the pandemic. Virtually all commercial and retail loan customers that were granted loan payment deferrals are now making full contractual loan payments.”

Capital Position

The Bank’s capital position remains “well-capitalized” with a total risk-based capital ratio of 13.3 percent as of March 31, 2021, compared to 13.5 percent at December 31, 2020. At March 31, 2021, the Bank had approximately $115 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,219,138 total shares outstanding at March 31, 2021.

As part of a $20 million common stock repurchase program announced in May 2019, Mercantile repurchased approximately 118,000 shares for $3.5 million, or a weighted average all-in cost per share of $29.91, during the first quarter of 2021.

Mr. Kaminski concluded, “We have continued to closely monitor new pandemic-related developments and have revised our COVID-19 pandemic response plan as necessary to provide customers with needed banking services while protecting them and our employees from the spread of the coronavirus to the best of our abilities. Our ongoing financial strength has allowed us to build shareholder value through a continuation of the cash dividend program despite the challenges stemming from the pandemic, and we are focused on positioning our company to remain a consistent high performer. We are excited about Mercantile’s future and believe that our strong first quarter financial performance has positioned us to deliver solid operating results during the remainder of 2021.”

Investor Presentation

Mercantile has prepared presentation materials (the “Conference Call & Webcast Presentation”) that management intends to use during its previously announced first quarter 2021 conference call on Tuesday, April 20, 2021, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains more detailed information relating to Mercantile’s COVID-19 pandemic response plan. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.7 billion and operates 44 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; our participation in the Paycheck Protection Program administered by the Small Business Administration; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak and continuance of the COVID-19 pandemic; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
First Quarter 2021 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2021	2020	2020

ASSETS
Cash and due from banks	$55,489,000	$62,832,000	$49,781,000
Interest-earning deposits	596,855,000	563,174,000	186,938,000
Total cash and cash equivalents	652,344,000	626,006,000	236,719,000

Securities available for sale	434,257,000	387,347,000	312,147,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	3,364,370,000	3,193,470,000	2,876,891,000
Allowance for loan losses	(38,695,000)	(37,967,000)	(24,828,000)
Loans, net	3,325,675,000	3,155,503,000	2,852,063,000

Premises and equipment, net	55,388,000	58,959,000	59,143,000
Bank owned life insurance	72,395,000	72,131,000	70,613,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	2,118,000	2,436,000	3,443,000
Mortgage loans held for sale	40,297,000	22,888,000	24,652,000
Assets held for sale	13,159,000	0	0
Other assets	47,246,000	44,599,000	31,132,000

Total assets	$4,710,354,000	$4,437,344,000	$3,657,387,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,605,471,000	$1,433,403,000	$956,290,000
Interest-bearing	2,039,491,000	1,978,150,000	1,689,126,000
Total deposits	3,644,962,000	3,411,553,000	2,645,416,000

Securities sold under agreements to repurchase	141,310,000	118,365,000	133,270,000
Federal Home Loan Bank advances	394,000,000	394,000,000	394,000,000
Subordinated debentures	47,733,000	47,563,000	47,051,000
Liabilities held for sale	17,280,000	0	0
Accrued interest and other liabilities	23,826,000	24,309,000	19,261,000
Total liabilities	4,269,111,000	3,995,790,000	3,238,998,000

SHAREHOLDERS' EQUITY
Common stock	299,358,000	302,029,000	299,584,000
Retained earnings	143,642,000	134,039,000	114,012,000
Accumulated other comprehensive income/(loss)	(1,757,000)	5,486,000	4,793,000
Total shareholders' equity	441,243,000	441,554,000	418,389,000

Total liabilities and shareholders' equity	$4,710,354,000	$4,437,344,000	$3,657,387,000

Mercantile Bank Corporation
First Quarter 2021 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2021	March 31, 2020

INTEREST INCOME
Loans, including fees	$32,985,000	$33,442,000
Investment securities	1,632,000	4,017,000
Other interest-earning assets	168,000	475,000
Total interest income	34,785,000	37,934,000

INTEREST EXPENSE
Deposits	2,717,000	4,641,000
Short-term borrowings	36,000	40,000
Federal Home Loan Bank advances	2,027,000	2,212,000
Other borrowed money	472,000	724,000
Total interest expense	5,252,000	7,617,000

Net interest income	29,533,000	30,317,000

Provision for loan losses	300,000	750,000

Net interest income after provision for loan losses	29,233,000	29,567,000

NONINTEREST INCOME
Service charges on accounts	1,155,000	1,222,000
Mortgage banking income	8,800,000	2,627,000
Credit and debit card income	1,678,000	1,361,000
Interest rate swap income	653,000	0
Payroll services	557,000	577,000
Earnings on bank owned life insurance	277,000	336,000
Other income	343,000	427,000
Total noninterest income	13,463,000	6,550,000

NONINTEREST EXPENSE
Salaries and benefits	15,086,000	13,528,000
Occupancy	2,014,000	2,059,000
Furniture and equipment	889,000	778,000
Data processing costs	2,617,000	2,483,000
Other expense	4,511,000	4,092,000
Total noninterest expense	25,117,000	22,940,000

Income before federal income tax expense	17,579,000	13,177,000

Federal income tax expense	3,340,000	2,504,000

Net Income	$14,239,000	$10,673,000

Basic earnings per share	$0.87	$0.65
Diluted earnings per share	$0.87	$0.65

Average basic shares outstanding	16,283,044	16,350,281
Average diluted shares outstanding	16,283,490	16,351,559

Mercantile Bank Corporation
First Quarter 2021 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2021	2020	2020	2020	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$29,533	31,849	29,509	30,571	30,317
Provision for loan losses	$300	2,500	3,200	7,600	750
Noninterest income	$13,463	14,333	13,307	10,984	6,550
Noninterest expense	$25,117	25,941	26,423	23,216	22,940
Net income before federal income tax expense	$17,579	17,741	13,193	10,739	13,177
Net income	$14,239	14,082	10,686	8,698	10,673
Basic earnings per share	$0.87	0.87	0.66	0.54	0.65
Diluted earnings per share	$0.87	0.87	0.66	0.54	0.65
Average basic shares outstanding	16,283,044	16,279,052	16,233,196	16,212,500	16,350,281
Average diluted shares outstanding	16,283,490	16,279,243	16,233,666	16,213,264	16,351,559

PERFORMANCE RATIOS
Return on average assets	1.26%	1.25%	0.98%	0.85%	1.19%
Return on average equity	13.02%	12.75%	9.86%	8.26%	10.20%
Net interest margin (fully tax-equivalent)	2.77%	3.00%	2.86%	3.17%	3.63%
Efficiency ratio	58.42%	56.17%	61.71%	55.87%	62.22%
Full-time equivalent employees	621	621	618	637	626

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.03%	4.34%	4.03%	4.18%	4.69%
Yield on securities	1.61%	1.69%	2.26%	3.37%	4.73%
Yield on other interest-earning assets	0.11%	0.12%	0.12%	0.15%	1.22%
Yield on total earning assets	3.26%	3.55%	3.45%	3.85%	4.54%
Yield on total assets	3.09%	3.35%	3.25%	3.62%	4.23%
Cost of deposits	0.31%	0.37%	0.41%	0.48%	0.70%
Cost of borrowed funds	1.78%	1.75%	1.78%	1.91%	2.31%
Cost of interest-bearing liabilities	0.82%	0.91%	0.99%	1.11%	1.36%
Cost of funds (total earning assets)	0.49%	0.55%	0.59%	0.68%	0.91%
Cost of funds (total assets)	0.47%	0.51%	0.56%	0.64%	0.85%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$51	158	332	169	285
Trust preferred - increase interest expense	$171	171	171	171	171
Core deposit intangible - increase overhead	$318	318	318	371	397

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$245,200	218,904	237,195	275,486	132,859
Purchase mortgage loans originated	$81,529	99,490	93,068	58,015	46,538
Refinance mortgage loans originated	$163,671	119,414	144,127	217,471	86,321
Mortgage loans originated to sell	$195,655	159,942	191,318	225,665	95,327
Net gain on sale of mortgage loans	$9,182	9,476	10,199	7,760	2,086

CAPITAL
Tangible equity to tangible assets	8.36%	8.89%	8.69%	8.74%	10.14%
Tier 1 leverage capital ratio	9.67%	9.77%	9.80%	10.21%	11.47%
Common equity risk-based capital ratio	11.11%	11.34%	11.37%	11.34%	10.92%
Tier 1 risk-based capital ratio	12.41%	12.68%	12.74%	12.74%	12.28%
Total risk-based capital ratio	13.51%	13.80%	13.82%	13.73%	13.03%
Tier 1 capital	$437,567	430,146	420,225	412,526	406,445
Tier 1 plus tier 2 capital	$476,462	468,113	455,797	444,772	431,273
Total risk-weighted assets	$3,526,161	3,391,563	3,298,047	3,238,444	3,309,336
Book value per common share	$27.21	27.04	26.59	26.20	25.82
Tangible book value per common share	$24.02	23.86	23.37	22.96	22.55
Cash dividend per common share	$0.29	0.28	0.28	0.28	0.28

ASSET QUALITY
Gross loan charge-offs	$53	340	124	335	40
Recoveries	$481	234	250	153	229
Net loan charge-offs (recoveries)	$(428)	106	(126)	182	(189)
Net loan charge-offs (recoveries) to average loans	(0.05% )	0.01%	(0.02% )	0.02%	(0.03% )
Allowance for loan losses	$38,695	37,967	35,572	32,246	24,828
Allowance to loans	1.15%	1.19%	1.07%	0.98%	0.86%

Allowance to loans excluding PPP loans	1.33%	1.33%	1.27%	1.16%	0.86%
Nonperforming loans	$2,793	3,384	4,141	3,212	3,469
Other real estate/repossessed assets	$374	701	512	198	271
Nonperforming loans to total loans	0.08%	0.11%	0.12%	0.10%	0.12%
Nonperforming assets to total assets	0.07%	0.09%	0.11%	0.08%	0.10%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$34	35	36	36	37
Construction	$0	0	198	198	283
Owner occupied / rental	$2,305	2,607	2,597	2,750	2,922
Commercial real estate:
Land development	$0	0	0	0	43
Construction	$0	0	0	0	0
Owner occupied	$646	1,232	1,576	275	287
Non-owner occupied	$0	22	23	25	0
Non-real estate:
Commercial assets	$169	172	198	98	156
Consumer assets	$13	17	25	28	12
Total nonperforming assets	$3,167	4,085	4,653	3,410	3,740

NONPERFORMING ASSETS - RECON
Beginning balance	$4,085	4,653	3,410	3,740	2,736
Additions	$116	972	1,615	220	1,313
Return to performing status	$(115)	0	(72)	(26)	(7)
Principal payments	$(559)	(1,064)	(249)	(278)	(110)
Sale proceeds	$(77)	(245)	0	(49)	(192)
Loan charge-offs	$(33)	(231)	(51)	(173)	0
Valuation write-downs	$(250)	0	0	(24)	0
Ending balance	$3,167	4,085	4,653	3,410	3,740

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,284,507	1,145,423	1,321,419	1,307,456	873,679
Land development & construction	$58,738	55,055	50,941	52,984	62,908
Owner occupied comm'l R/E	$544,342	529,953	549,364	567,621	579,229
Non-owner occupied comm'l R/E	$932,334	917,436	878,897	841,145	823,366
Multi-family & residential rental	$147,294	146,095	137,740	132,047	133,148
Total commercial	$2,967,215	2,793,962	2,938,361	2,901,253	2,472,330
Retail:
1-4 family mortgages	$337,844	337,888	322,118	325,923	331,686
Home equity & other consumer	$59,311	61,620	63,723	64,743	72,875
Total retail	$397,155	399,508	385,841	390,666	404,561
Total loans	$3,364,370	3,193,470	3,324,202	3,291,919	2,876,891

END OF PERIOD BALANCES
Loans	$3,364,370	3,193,470	3,324,202	3,291,919	2,876,891
Securities	$452,259	405,349	330,426	325,663	330,149
Other interest-earning assets	$596,855	563,174	495,308	386,711	186,938
Total earning assets (before allowance)	$4,413,484	4,161,993	4,149,936	4,004,293	3,393,978
Total assets	$4,710,354	4,437,344	4,420,610	4,314,379	3,657,387
Noninterest-bearing deposits	$1,605,471	1,433,403	1,449,879	1,445,620	956,290
Interest-bearing deposits	$2,039,491	1,978,150	1,922,155	1,816,660	1,689,126
Total deposits	$3,644,962	3,411,553	3,372,034	3,262,280	2,645,416
Total borrowed funds	$584,672	562,360	600,892	611,298	576,996
Total interest-bearing liabilities	$2,624,163	2,540,510	2,523,047	2,427,958	2,266,122
Shareholders' equity	$441,243	441,554	431,900	425,221	418,389

AVERAGE BALANCES
Loans	$3,318,281	3,268,866	3,292,025	3,254,985	2,849,892
Securities	$419,514	365,631	327,668	333,843	344,906
Other interest-earning assets	$591,617	559,593	457,598	251,833	153,638
Total earning assets (before allowance)	$4,329,412	4,194,090	4,077,291	3,840,661	3,348,436
Total assets	$4,578,887	4,459,370	4,346,624	4,119,573	3,602,784
Noninterest-bearing deposits	$1,510,334	1,478,616	1,454,887	1,304,986	923,827
Interest-bearing deposits	$2,026,896	1,936,069	1,863,302	1,767,985	1,724,030
Total deposits	$3,537,230	3,414,685	3,318,189	3,072,971	2,647,857
Total borrowed funds	$576,645	588,100	583,994	607,074	517,961
Total interest-bearing liabilities	$2,603,541	2,524,169	2,447,296	2,375,059	2,241,991
Shareholders' equity	$443,548	438,171	429,865	422,230	419,612